As filed with the Securities and Exchange            Registration No. 333-______
Commission on December 13, 2001

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Aetna Life Insurance and Annuity Company
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                                   Connecticut
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                                   71-0294708
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       151 Farmington Avenue, Hartford, Connecticut 06156, (860) 273-4686
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                            Linda E. Senker, Counsel
                    Aetna Life Insurance and Annuity Company
                               1475 Dunwoody Drive
                             West Chester, PA 19380
                                 (610) 425-3400
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            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
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The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [XX]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [XX]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[XX] 333-48774

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

----------------------------------------------------------------------------------------------
Title of           Amount to be    Proposed Maximum     Proposed Maximum      Amount of
Each Class         Registered      Offering Price Per   Aggregate Offering    Registration Fee
of Securities                      Unit                 Price
to be Registered
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

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                       *               *                $22,831,480           $5,456.72
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

* The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

Pursuant to Rule 429(b) of the 1933 Act, unsold securities previously registered under Registration Statement No. 333-48774 are being carried forward to this Registration Statement. As of October 31, 2001, the amount of such unsold securities was $10,857,000. The registration fees paid in connection with the registration of such securities was $2,866.25.

                                 PARTS I AND II
The entire content of the Registration Statement on Form S-2 (File No. 333-48774) which was filed on April 4, 2001 (Accession No. 0000912057-01-507007)
is incorporated herein by reference and made a part of this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on this 13th day of December, 2001.

                                        AETNA LIFE INSURANCE AND ANNUITY
                                        COMPANY (REGISTRANT)

                                    By: Thomas J. McInerney
                                        --------------------------------
                                        Thomas J. McInerney
                                        President

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Linda E. Senker such person's true and lawful attorney and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signatures as it may be signed by said attorneys to any and all amendments (pre-effective and post-effective amendments).

SIGNATURE                             TITLE                                      DATE
---------                             -----                                      ----
/s/ Thomas J. McInerney               Director and President                            )
-------------------------------       (principal executive officer)                     )
Thomas J. McInerney                                                                     )
                                                                                        )
/s/ Wayne R. Huneke                   Director and Chief Financial Officer              )   December 13, 2001
-------------------------------                                                         )
Wayne R. Huneke                                                                         )
                                                                                        )
/s/ Randy Lowery                      Director                                          )
-------------------------------                                                         )
Randy Lowery                                                                            )
                                                                                        )
/s/ Robert C. Salipante               Director                                          )
-------------------------------                                                         )
Robert C. Salipante                                                                     )
                                                                                        )
/s/ Mark A. Tullis                    Director                                          )
-------------------------------                                                         )
Mark A. Tullis                                                                          )
                                                                                        )
/s/ Deborah Koltenuk                  Vice President and Corporate Controller           )
-------------------------------                                                         )
Deborah Koltenuk                                                                        )

                                  EXHIBIT INDEX

Exhibit No.         Exhibit
-----------         -------

16(5)               Opinion re legality
                                                                                             -------------

16(23)(a)           Consent of Independent Auditors
                                                                                             -------------

16(23)(b)           Consent of Legal Counsel (included in Exhibit 16(5) above)